Filed Pursuant to Rule 424(b)(3)
Registration Number 333-136879
BROOKSHIRE RAW MATERIALS (U.S.) TRUST
Prospectus Supplement Dated May 29, 2008
to
Prospectus Dated September 24, 2007

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain prospectus, dated September 24, 2007 (the “Prospectus”), as supplemented or amended, of Brookshire Raw Materials (U.S.) Trust (the “Trust”) and its related funds (the “Funds”). This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus, as supplemented or amended. The Prospectus relates to the public sale, from time to time, of up to 50,000,000 units in the Funds, as described in the Prospectus.
We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision. Capitalized terms not defined in this Prospectus supplement are as defined in the Prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus supplement is May 29, 2008.

The Prospectus as filed on September 24, 2007 provides for an Initial Offering Period for each Fund for a period of up to 240 days after the start of the offering. The Managing Owner has determined to extend the Initial Offering Period for each Fund until December 31, 2008, unless a Fund’s minimum subscription amount is obtained prior to that date. This extension of the Initial Offering Period will be effective as to subscribers who subscribe for Units beginning as of the filing of this Prospectus Supplement.
With respect to subscribers who have previously subscribed for Units in one or more Funds, the Managing Owner is currently seeking the consent of those existing subscribers to the extension of the Initial Offering Period. In the event that an existing subscriber does not affirmatively consent in writing to the extension of the Initial Offering Period, such subscriber’s subscription funds will be returned to that subscriber in accordance with the Prospectus. Any decrease in existing subscription funds resulting from the failure of subscribers to consent to the extension of the Initial Offering Period could make it more difficult for one or more Funds to obtain the minimum level of subscription proceeds needed to commence operations.
There can be no assurance as to the receipt of any consents from existing subscribers to the extension of the Initial Offering Period or the amount of new subscriptions the Funds may receive between now and the expiration of the revised Initial Offering Period.
The paragraph next to the heading “Initial Offering Period” on page 9 is revised to read as follows:
Units in each Fund will be offered for 60 days from the start of the offering (unless extended one or more times by the Managing Owner, at its sole discretion), or the Initial Offering Period. The Initial Offering Period for subscribers who subscribed for Units prior to the filing of the Prospectus supplement on May 29, 2008 is 240 days from the start of the offering. The Initial Offering Period for subscribers who subscribe for Units after the filing of the Prospectus supplement on May 29, 2008 will continue until December 31, 2008. In each case, the Initial Offering Period of a Fund may be shorter if the subscription minimum for such Fund is reached before that date. Following the close of the Initial Offering Period for any Fund, Units in such Fund will be continuously offered until the maximum number of such Fund’s Units which are registered are outstanding. See “THE OFFERING.”
The paragraph under the heading “Initial Offering” on page 66 is revised to read as follows:
The Units will be offered for sale pursuant to Rule 415 of Regulation C promulgated under the Securities Act, through the Selling Agents. The Initial Offering Period for subscribers who subscribed for Units prior to the filing of the Prospectus supplement on May 29, 2008 is 240 days from the start of the offering. The Initial Offering Period for subscribers who subscribe for Units after the filing of the Prospectus supplement on May 29, 2008 will continue until December 31, 2008. In each case, the Initial Offering Period may be shorter for any Fund if that Fund’s subscription minimum is reached before that date. Each Fund may commence operations at any time following the sale of its subscription minimum to Limited Owners. See “WHO MAY SUBSCRIBE.”
The date of this Prospectus supplement is May 29, 2008.